Exhibit 99.2

Rotor Acquisition Corp. Announces Closing of Upsized $276,000,000 Initial Public Offering

NEW YORK, Jan. 20, 2021 (GLOBE NEWSWIRE) -- Rotor Acquisition Corp. (the “Company”) announced today that it consummated its upsized initial public offering of 27,600,000 units, including the full 3,600,000 units subject to the underwriters’ over-allotment option, at $10.00 per unit, generating total proceeds of $276,000,000. The units were listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “ROT.U” and began trading on Friday, January 15, 2021,. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “ROT” and “ROT WS,” respectively.

Rotor Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial target business in any stage of its corporate evolution or in any industry or sector, it initially intends to focus its search on target businesses primarily in the industrial and consumer sectors. The Company’s management team includes Brian Finn, Chief Executive Officer, Stefan M. Selig, Chairman of the Board, and John D. Howard, Director.

Credit Suisse Securities (USA) LLC acted as the sole book running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, or by telephone at (800) 221-1037, or by email at usa.prospectus@credit-suisse.com.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Brian D. Finn
Chief Executive Officer
(212) 818-8800